Exhibit 99.1

BNY Announces Redemption of 1,000,000 Depositary Shares, Each Representing a 1/100th Interest in a Share of its Series F Noncumulative Perpetual Preferred Stock

NEW YORK, August 20, 2026 /PRNewswire/ — The Bank of New York Mellon Corporation (“BNY”) (NYSE: BNY), a global financial services company, today announced that it will redeem all outstanding shares of its Series F Noncumulative Perpetual Preferred Stock (the “Series F Preferred Stock”) and all of the corresponding depositary shares (“Depositary Shares”), each representing a 1/100th interest in a share of the Series F Preferred Stock. There are currently 10,000 shares of Series F Preferred Stock and 1,000,000 Depositary Shares outstanding.

The redemption date for the Series F Preferred Stock and the Depositary Shares will be the dividend payment date on September 20, 2026 (the “Redemption Date”) and payment of the Redemption Payment (as defined below) will be made on September 21, 2026, the first business day following the Redemption Date (the “Payment Date”). The redemption price for the Depositary Shares will equal $1,000 per Depositary Share (equivalent to $100,000 per share of Series F Preferred Stock) (the “Redemption Payment”). The Redemption Payment does not include the dividend payment that will be payable on the Payment Date to holders of record on the record date for such dividend payment. On and after the Redemption Date, the Series F Preferred Stock and the Depositary Shares will no longer be deemed outstanding and dividends in respect of the Series F Preferred Stock represented by the Depositary Shares will no longer accrue.

Simultaneously with the redemption of the Series F Preferred Stock, the outstanding Depositary Shares will be redeemed in accordance with the applicable procedures of The Depository Trust Company (“DTC”), for an amount per Depositary Share equal to the Redemption Payment. All Depositary Shares are held in book-entry form through DTC and will be redeemed in accordance with the procedures of DTC.

Computershare Inc. and Computershare Trust Company, N.A., jointly, are the depositary (the “Depositary”), and Computershare Trust Company, N.A., is the transfer agent and registrar for the Series F Preferred Stock and the Depositary Shares. The Depositary’s address and telephone number are as follows:

First Class/Registered/Certified

Computershare Trust Company, N.A.

Attn: Corporate Actions, BNY Redemption Series F

150 Royall Street, Suite 101

Canton, MA 02021

1-800-546-5141 or 1-781-575-2765

Investors in the Depositary Shares should contact the bank or broker through which they hold a beneficial interest in the Depositary Shares for information about obtaining the Redemption Payment for the Depositary Shares in which they have a beneficial interest.

About BNY

BNY is a global financial services platforms company at the heart of the world’s capital markets. For more than 240 years BNY has partnered alongside clients, using its expertise and platforms to help them operate more efficiently and accelerate growth. Today BNY serves over 90% of Fortune 100 companies and nearly all the top 100 banks globally. BNY supports governments in funding local projects and works with over 90% of the top 100 pension plans to safeguard investments for millions of individuals. As of June 30, 2026, BNY oversees $62.6 trillion in assets under custody and/or administration and $2.2 trillion in assets under management.

BNY is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BNY). Headquartered in New York City, BNY has been named among Fortune’s World’s Most Admired Companies and Fast Company’s Best Workplaces for Innovators. Additional information is available on www.bny.com. Follow on LinkedIn or visit the BNY Newsroom for the latest company news.

Contacts:

Media

Anneliese Diedrichs

+1 646 468 6026

anneliese.diedrichs@bny.com

Investors

Marius Merz

+1 212 298 1480

marius.merz@bny.com

SOURCE BNY